LEVY, STOPOL & CAMELO LLP COUNSELORS AT LAW 1425 RXR PLAZA UNIONDALE, NY 11556-1425
ROBERT S. LEVY* LARRY N. STOPOL* DIANNE M. CAMELO* _____________ SENIOR COUNSEL MARCY U. KAISER* *ADMITTED IN NY & NJ	_______ TEL. (516) 802-7007 FAX (516) 802-7008	NEW JERSEY OFFICE _____ 136 N. Washington Avenue Suite 205 Bergenfield, NJ 07621 Tel. (201) 385-7007 Fax (201) 385-7005

May 15, 2012

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:    Voxx International Corporation - Registration Statement
On Form S-8 filed May 15, 2012

Dear Sir or Madam:

We are counsel to Audiovox Corporation, a Delaware corporation (the “Registrant”). We furnish this opinion in connection with the above- referenced Registration Statement relating to an aggregate of 22,500 shares (the “Shares”) of Class A common stock, $.01 par value per share (the “Common Stock') of the Registrant. The Shares will be issued by the Registrant upon the exercise of outstanding warrants by consultants to the Registrant.

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Registrant, minutes of meetings of the Board of Directors of the Registrant and such other documents, instruments and certificates of officers and representatives of the Registrant and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized and will be validly issued, fully paid and non-assessable, subject, however, to receipt by the Registrant of the exercise price for the warrants.

We hereby consent to the use of this opinion in the Registration Statement and Prospectus, and to the use of our name in the Prospectus under the caption “Legal Matters”.

Very truly yours,

Levy, Stopol & Camelo, LLP

By: s/Larry N. Stopol